Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Retains Franklin Berger and Dr. Evan Bedil as Advisors to Assist with Implementation of Royalty Acquisition Strategy

INCLINE VILLAGE, NV, October 19, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has retained Franklin M. Berger, C.F.A., and Evan Bedil, M.D., as advisors to the Company to assist with the identification and evaluation of royalty bearing asset acquisition opportunities. “We are very pleased to be working with such talented individuals as Franklin and Evan as we pursue new business development opportunities and implementation of our strategy to acquire new royalty bearing assets,” stated John McLaughlin, president and chief executive officer of PDL. “The acquisition of additional royalty assets is a high priority for us as we believe that this will continue to increase value for our shareholders.”

Mr. Berger brings 25 years of biotechnology industry experience to PDL. He has held senior positions with investment banks, asset management firms and as an advisor/board member to biotechnology companies. In 2003, Mr. Berger started a strategic advisor practice serving biopharmaceutical and specialty pharmaceutical companies focusing on business development, mergers and acquisitions, and financial strategy. Mr. Berger was a senior portfolio manager at the Swiss-Canadian firm Sectoral Asset Management with responsibility for the small-cap NEMO Fund. Mr. Berger also spent 12 years as a sell-side analyst most recently as managing director, equity research and senior biotechnology analyst at J.P. Morgan Securities from 1998 to 2003. He holds an M.B.A. from the Harvard Graduate School of Business Administration and an M.A. in International Economics and a B.A. in International Relations from Johns Hopkins University. Mr. Berger currently serves as a director of Seattle Genetics, Inc. and Thallion Pharmaceuticals Inc., both publicly-traded companies, as well as Five Prime Therapeutics, Inc. and iTherX, Inc. which are privately held companies.

Dr. Bedil has spent more than 15 years in the practice of clinical medicine, investment research and business development. Most recently he has focused on commercial assessments and valuation of biotechnology and pharmaceutical products, in-licensing opportunities, and equity and debt investments in the biopharmaceutical sector. For the last seven years, Dr. Bedil has worked with Defined Health, LLC as a business development consultant, and Moulton Point Capital, LLC, and Marathon Asset Management, LP as a senior healthcare analyst. At Marathon, he successfully implemented and led a drug royalty acquisition strategy. Prior to Marathon, he spent two years at Morgan Stanley in biotechnology equity research. Dr. Bedil holds an M.B.A. from the Ross School of Business at the University of Michigan and earned his M.D. (MBBCH) from the University of the Witwatersrand Medical School in Johannesburg, South Africa.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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